LICENSE AGREEMENT
AGRI-FOOD DISCOVERY PLACE
EFFECTIVE AS OF THE 1st DAY OF JULY, 2014

THE GOVERNORS OF THE UNIVERSITY OF ALBERTA	and	BIOLARGO WATER INC.
(the "University")		(the "Licensee")

WHEREAS:

A. The University and Alberta Agriculture and Rural Development (ARD) are parties to the AFDP Facility Agreement detailing their collaboration to establish, maintain, manage and operate Agri-Food Discovery Place (AFDP) for research, education, development and small scale pilots for agri-industrial technologies, food safety, functional food and natural health products.

B. The AFDP Facility Agreement permits AFDP to be used by each of the University and ARD, by such other persons as agreed upon from time to time between the University and ARD and by such other persons as either the University or ARD allows in accordance with established policies or procedures.

C. The Licensee has requested that it be granted access to and use of space in AFDP for its undertaking of Approved Research.

D. The AFDP Executive Director has recommended, and the University and ARD have agreed, that the Licensee be granted the rights of access to and use of space in AFDP as the invitee and licensee of the University in accordance with the terms and conditions set forth in this License Agreement.

EACH OF THE UNIVERSITY AND THE LICENSEE AGREES WITH THE OTHER:

ARTICLE 1 — DEFINITIONS

1.1 **Definitions** - In this Agreement, each of the following terms has the meaning ascribed to it in this Section 1.1 unless otherwise specifically provided or otherwise required by the context:

a) "AFDP" or "Agri-Food Discovery Place" means the facility owned by the University, shown on Schedule A, located on the University's South Campus and currently designated by the University as Agri-Food Discovery Place.

b) "AFDP Equipment" means equipment located in AFDP and intended for use by the University, ARD or other authorized users in activities on or from AFDP but excludes Licensee Equipment and equipment located in AFDP that is used in the operation of the building.

c) "AFDP Executive Director" means the senior manager as appointed by the University in accordance with the AFDP Facility Agreement from time to time, with governance or management responsibilities in relation to the use of AFDP.

d) "AFDP Facility Agreement" means the most recent agreement in effect between the University and ARD, currently titled "Agri-Food Discovery Place Collaborative Facility Agreement".

e) "AFDP Goal" means the common goal of the University and ARD to operate AFDP as a nationally recognized, industry-respected facility for research, education, development and small scale pilot projects within the field of ag-industrial technologies, food safety, functional food and natural health products.

f) "Agreement" means this agreement including all schedules.

g) "Approved Research" means research activities which have been approved in writing by the University Client Application Review Committee as research activities the Licensee may undertake in AFDP, the University in granting any such approval to consider factors considered relevant by it including a determination that the undertaking of those research activities is consistent with: (i) the physical design of AFDP; (ii) the use of AFDP by the University, and others, and (iii) the AFDP Goal.

h) "ARD" means Her Majesty the Queen in Right of Alberta, as represented by the Minister of Agriculture and Rural Development.

i) "Building Standard" means a standard equal to the standard employed or utilized by the University in buildings owned and occupied by it which are of a similar nature to AFDP.

j) "Confidential Information" has the meaning ascribed to it in Section 8.2.

k) "CUEMRU" means the Crop Utilization and Enhanced Materials Research Unit, a processing wing of AFDP designated by that name and shown on Schedule A.

l) "Effective Date" means the 1st day of July, 2014.

m) "Intellectual Property" has the meaning ascribed to it in Section 5.14.

n) "License Fee" means the annual license fee payable by the Licensee to the University as contemplated in Section 3.1.

o) "Licensed Areas" means those licensed areas detailed in Section 2.1 a) through c) inclusive.

p) "Licensee" means BioLargo Water Inc.

q) "Licensee Equipment" means that equipment owned by, leased to or in the possession of the Licensee and either described in Schedule B or otherwise approved in writing by the University for attachment to, installation in or bringing onto AFDP by the Licensee in accordance with Section 5.9.

r) "Licensee Exclusive Use Area" means those areas designated as such in Section 2.1 a).

s) "MSPRU"" means the Meat Safety and Processing Research Unit, a processing wing of AFDP designated by that name and shown on Schedule A.

t) "Processing Wings" means the MSPRU (Meat Safety and Processing Research Unit) and the CUEMRU (Crop Utilization and Enhanced Materials Research Unit).

u) "Shared Common Areas" means those rooms and amenity areas within AFDP that are intended for shared use of its occupants, and are not designated by the University as

exclusive use areas of any occupant and are not a part of the Processing Wings.

v) "Shared Use Area" means the area designated as such in Section 2.1 b).

w) "Term" means the term of the license granted pursuant to this Agreement as specified in Section 7.1 as that period may be sooner terminated as provided in this Agreement.

1.2 **Schedules** — The following schedules are attached to and form a part of this Agreement:

Schedule A - Floor Plan showing AFDP, including the MSPRU, CUEMRU, Licensee Exclusive Use Area and Shared Use Area
Schedule B - Licensee Equipment

In the event of conflict or inconsistency between the body of this Agreement and a Schedule, the body shall govern.

ARTICLE 2 — GRANT OF LICENSE

2.1 **Grant of License** - The University grants to the Licensee a license to use the following space within AFDP for the undertaking of the Approved Research and incidental purposes in furtherance of the foregoing and for related office and other support purposes for the Term, subject to and on the terms and conditions contained in this Agreement:

a) the Licensee Exclusive Use Area being:

(i) one (1) office 1-031 located in the administration area of AFDP, having an area of 166.31 square feet at an annual rate of $35 per square foot per year;

(ii) one half (1/2) of bench top lab #4 in MWML, having an area of 80 square feet at an annual rate of $75 per square foot per year;

b) the Shared Use Area being: Not applicable

c) the Shared Common Areas on a shared basis with the University, and other users permitted by the University.

2.2 **Potential Future Collaborations** - It is anticipated that the access and use rights granted to the Licensee in relation to AFDP and the resulting interaction between researchers of the Licensee and researchers of other users of AFDP may result in:

a) future collaborations between the Licensee and one or more other users of AFDP in furtherance of the AFDP Goal; or

b) the use by the Licensee of Equipment and the use by other users of AFDP of the Licensee Equipment.

Any such future collaboration will be undertaken pursuant to separate agreement between the collaborating persons. Any use of Equipment or the Licensee Equipment will be pursuant to separate agreement between the Licensee and the University or other user of the Licensee Equipment.

ARTICLE 3 — LICENSE FEE AND OTHER AMOUNTS

3.1 **License Fee** — The Licensee will pay to the University a License Fee for each consecutive twelve month-period of the Term in the amount of **Eleven Thousand Eight Hundred and Twenty Dollars and Eighty Five Cents ($11,820.85) plus GST,** in equal monthly installments **of $985.07 plus GST,** in advance of the first day of each month of the Term.

3.2 **Other Amounts** — In addition to the License Fee, the Licensee will pay to the University the following amounts:

a) all monthly line fees and long distance charges referred to in Section 5.3;

b) the cost of provision of any telephone sets required by the Licensee in the offices referred to in Section 2.1 a) in excess of one set per office;

c) the cost of administrative and technical support provided to the Licensee, examples of support include but are not limited to: receptionist service, photocopying, faxing, booking of meeting rooms, working with catering services, distribution of access swipe cards and keys, courier services, distribution of packages, equipment support, etc., at such rate as established from time to time;

d) the cost of cleaning of any lab space utilized by the Licensee either as requested by the Licensee or as determined necessary by the University at such rate as established by the University from time to time;

e) the cost for the space associated with storage of the Licensee's equipment and supplies in and around AFDP;

f) the cost of providing incubator, autoclave and dishwasher services,

g) any disproportionate use of utilities;

h) the cost of providing staff Safety Orientation;

i) any other costs or charges incurred by or payable by the Licensee in accordance with policies and procedures referred to in Section 5.1 c);

within thirty (30) days of receipt of an invoice from the University unless otherwise agreed between the University and the Licensee.

3.3 **Goods and Services Tax** — The Licensee will pay to the University all goods and sales taxes and any other taxes assessed, levied or calculated on any amount required to be paid by the Licensee to the University pursuant to this Agreement and required by applicable legislation to be collected by the University concurrently with payment to the University of the amount on which such taxes are assessed, levied or calculated. The University's GST Number is 10810 2831 RT0001.

3.4 **Place and Manner of Payment** — The License Fee and all other sums payable by the Licensee to the University pursuant to this Agreement will be paid by the Licensee without notice or demand unless otherwise specifically provided in this Agreement at the following offices of the University or such other offices designated by the University in written notice to the Licensee from time to time:

Remit to Address for LICENSE FEE Payments (Section 3.1) and; Taxes (Section 5.12):

University of Alberta
do Real Estate Services
1-050 Lister Centre
Edmonton, Alberta T6G 2H6

Attention: Director, Real Estate Services

Remit to Address for OTHER AMOUNTS Payments (Section 3.2):

University of Alberta, Agri-Food Discovery Place
6020-118 Street
Edmonton, Alberta, Canada
T6G 2E1

Attention: Accounts Receivable

3.5 **Interest on Overdue Amounts** - The Licensee will pay the University interest at a rate equal to the prime bank lending rate from time to time charged by the University's main bank in Edmonton on short term loans in Canadian dollars plus three (3%) percent per annum on all arrears of the license fee or other sums payable by the Licensee to the University herein from the date of default in payment, or where provided herein, accruing from the date the amount was expended or incurred by the University, until payment is received by the University.

ARTICLE 4 — UNIVERSITY OPERATION OF AFDP

4.1 **Repairs, Maintenance and Utilities** — The University will throughout the Term make the Licensed Areas available for use by the Licensee as provided in this Agreement and will subject to any repair and maintenance obligations of the Licensee set forth in this Agreement:

a) perform any repairs and replacements to the structure and mechanical components of AFDP the lack of repair or replacement of which would materially interfere with the exercise by the Licensee of its rights under this Agreement in relation to the Licensed Areas;

b) provide electricity, water, sewage, heating and air conditioning, and telephone line service and data communication line service to the Licensed Areas to the Building Standard; and

c) perform all required housekeeping to the administrative wing of AFDP, and required maintenance to AFDP the landscaping and other exterior improvements on the lands immediately surrounding AFDP, and the sidewalks, walkways and parking lots used in support of AFDP all of the foregoing to the Building Standard.

4.2 **Exclusions** - Notwithstanding the provisions of this Section 4.2, the University will not be responsible for:

a) any defects in AFDP or the Licensed Areas;

b) any interruptions or fluctuations in the supply of any utilities or in the provision of heating and air conditioning supplied to AFDP or the Licensed Areas but will use reasonable efforts to mitigate or rectify the same; or

c) the repair or replacement of any damage to Licensee Equipment or other property of or in the care or control of the Licensee arising from a risk against which the Licensee is required to carry insurance pursuant to this Agreement unless otherwise agreed between the University and the Licensee, including, without limitation, in an equipment use agreement referred to in Section 2.2.

4.3 **Repair or Replacement Caused by Licensee** - Where any repair or replacement to AFDP, any AFDP Equipment or the lands immediately surrounding the same or the sidewalks, walkways and parking lots referred to in Section 4.1 is required as a result of the negligence or the willful act of the Licensee, its officers, employees, agents or contractors or other invitee, the cost of such repair or replacement or overhaul will be paid by the Licensee to the University upon demand.

ARTICLE 5 — GENERAL TERMS AND CONDITIONS

5.1 **Manner of Use** - The Licensee will exercise its access, use and other rights pursuant to this Agreement, and will cause its officers, employees, agents and invitees to exercise any such access, use and other rights in accordance with:

a) the terms and conditions of this Agreement;

b) policies and procedures of general application, including rules or regulations made pursuant to such policies and procedures, to use of buildings owned by the University relating to, or intended to ensure, safety and security of persons and property, parking and use of common property as the same have been or are hereafter established by the University provided that no such policies or procedures are contrary to any provision of this Agreement and such policy or procedure is accessible to the Licensee either electronically or in printed form;

c) policies and procedures of general application, including rules or regulations made pursuant to such policies and procedures relating to priorities, processes and use of the Shared Common Areas or the Shared Use Area or the Processing Wings, as the same are established by the University provided that any such policy or procedure is accessible to the Licensee either electronically or in printed form or is posted within AFDP;

d) applicable laws.

5.2 **Access** - For the purpose of permitting the Licensee to exercise its rights pursuant to this Agreement, the Licensee will be entitled to reasonable access and egress through common areas of the lands on or the building in which AFDP is located. The Licensee may extend such rights of access and egress to its employees, agents, contractors and other invitees as necessary to permit it to use the Licensed Areas in accordance with the terms of this Agreement.

5.3 **Telephones and Data Services** - The University will provide telephone line service and data communication line service to each of the offices referred to in Section 2.1 a). Monthly fees for provision of line service and the cost of long-distance calls will be included in billings to the Licensee pursuant to Section 3.2.

5.4 **As-Is Condition** — Except as otherwise specifically provided in this Agreement, the University makes no representations or warranties as to the status of repair of, freedom from defect of, or fitness for the purpose of the Licensed Areas or AFDP and the Licensee will exercise the rights granted to it pursuant to this license on an as-is, where-is basis.

5.5 **Parking** — The University will make available to the Licensee and its officers, employees, agents, contractors or other invitees, as the case may be, parking stalls located on the parking lot serving AFDP on the same terms and conditions as stalls in that parking lot are made available to its own officers, employees, agents, contractors or other invitees, as the case may be, subject to availability and any user allocation maximum established by the University.

5.6 **Relocation** - The University shall have the right at any time during the Term to relocate the Licensee to other reasonably similar or comparable premises of approximately the same area as the Licensed Areas. Such right shall be exercised by giving not less than ninety (90) days' notice in writing to the Licensee.

a) The University shall be responsible for all reasonable expenses of such relocation;

b) If the University relocates the Licensee as aforesaid, this Agreement shall continue in full force with the following amendments:

(i) The description of the Licensed Areas shall be amended to contain a description of the premises to which the Licensee has been relocated;

(ii) The area of the Licensed Areas shall be amended to indicate the area of the relocated Licensed Areas
(iii) The License Fees shall be adjusted accordingly.

5.7 **Security** — The Licensee will be responsible for the provision of any security it deems necessary or advisable on the perimeter of, and within, the Licensee Exclusive Use Area, but shall not interfere with the security arrangements of the University or ARD for the balance of AFDP, including access rights for University of Alberta Protective Services, Facilities and Operations and any other properly authorized persons in the event of an emergency or for the performance of the University's obligations or the exercise of its rights pursuant to this Agreement.

5.8 **Access by University** - The University, its agents, employees and contractors will be entitled to access to the Licensee Exclusive Use Area, upon reasonable notice to the Licensee, during the hours the same is open in order to determine the condition of the same and compliance of the Licensee with the terms and conditions of this Agreement. The University, its agents, employees and contractors will also be permitted access to the Licensee Exclusive Use Area for the purpose of carrying out cleaning, maintenance and repair obligations of the University, if any, provided that the University will not be liable for any inconvenience or interruption of business resulting from the same. In addition to the foregoing, the University, its agents, employees and contractors will have access as deemed necessary by the University in the event of an emergency or perceived emergency and for safety inspections.

5.9 **Alterations to Licensed Areas** — The Licensee will not attach to, install in or bring on to AFDP any equipment without the prior written approval of and on such terms and conditions as established by the AFDP Executive Director and the University, and will not alter or change the Licensed Areas without the prior written approval of and on such terms and conditions as established by the University. Any such installation of equipment or alteration or change to the Licensed Area will be at the sole cost, risk and expense of the Licensee.

As a condition of granting such approval the University may require that at the conclusion of the Term the Licensee remove such Licensee Equipment and alterations and restore the area affected by such removal to its initial condition, reasonable wear and tear excepted. The University may also require any such installation of Licensee Equipment, alterations or changes, removal or restoration to be coordinated through the University and carried out by contractors approved by or designated by the University acting reasonably.

5.10 **Keys** — The Licensee will be responsible for the control of any keys issued to it by the University. If any key replacement, lock re-keying or replacement whether to the Licensed Areas or otherwise, is required to be undertaken by the University as a result of the act or neglect of the Licensee, its employees or agents, the Licensee will be responsible for the cost of the same and will pay such cost to the University within thirty (30) days of receipt of an invoice for the same. If any master key for all or a portion of AFDP in the possession of the Licensee, its employees or agents is lost, stolen, or otherwise misplaced the Licensee will immediately advise the University of the same and the University may replace or re-key all affected locks and the cost of the same will be paid by the Licensee to the University within thirty (30) days of receipt of an invoice for the same.

5.11 **Compliance with Insurance Requirements** — If an insurer named in a policy of the University relating to AFDP requires a change to any activity of, or physical condition permitted by, the Licensee at AFDP, the Licensee will take such steps as are necessary to comply with the requirement of that insurer.

5.12 **Taxes** — The Licensee will pay on or before their respective due dates all charges in the nature of business taxes, real property taxes or personal property taxes that may be assessed or charged against the University with respect to the Licensee's operation on or from or its use of the Licensed Areas.

5.13 **Liens** — The Licensee will not allow any liens, charges or encumbrances for work, labour, services or material order by or at its request or otherwise arising through the Licensee to attach to title to the lands of which AFDP forms a part and will cause any such liens, charges or encumbrances which do attach to title to the lands to be discharged within five (5) days of notice from the University.

5.14 **Intellectual Property** - Neither the University nor the Licensee acquires, pursuant to this Agreement, any interest in Intellectual Property used, created or developed by the other including in the undertaking of research by the other in AFDP. Intellectual Property includes all information, data, artistic and literary works, ideas, discoveries, research and development, know-how, formulae, corn positions, techniques, procedures, test results, concepts, designs, processes, software, algorithms and inventions, and all improvements thereto, including, without limitation, those that could be the subject of patent, copyright, industrial design, trade secret or other forms of protection (which will not be limited solely to statutory protection and shall expressly include common law and contractual protection) in each instance, whether foreign or domestic.

ARTICLE 6 - RISK MANAGEMENT ISSUES

6.1 **Limitation of Liability** - Notwithstanding any other provision of this Agreement, in no event will either the University or the Licensee be liable to the other based on or arising from or in relation to this Agreement or the matters or activities undertaken pursuant to this Agreement for any loss due to non-operation, loss of business or profits, loss of use of capital or any other indirect or consequential loss or indirect or consequential damage whether arising under contract, tort or based upon strict liability or other theory of law or equity.

6.2 **Licensee Liability** — Subject to the provisions of Section 6.1 the Licensee:

a) will be liable to the University for;

b) will hold harmless and indemnify the University from and against:

all costs, liabilities, claims, damages, expenses, suits of actions (including without limitation direct losses, costs, damages and expenses of the other, including costs as between a solicitor and the solicitor's client) resulting from:

i) any breach, violation or non-performance by the Licensee of any term or condition set forth in this Agreement;

ii) any damage to property, including property of, leased to or in the possession of the University which is occasioned by the Licensee's operations, activities or presence in, or the use by the Licensee of, the Licensed Areas or AFDP or by any act, neglect or omission of the Licensee, its officers, employees, agents, contractors or invitees in or about AFDP;

iii) any injury to person or persons, including death at any time resulting from any such injury, which is occasioned by the Licensee's operations, activities or presence in, or the use by the Licensee of, the Licensed Areas or AFDP or by any act, neglect or omission of the Licensee, its officers, employees, agents, contractors or invitees in or about AFDP.

6.3 Licensee Insurance — The Licensee will obtain and maintain throughout the Term the following insurance:

a) property insurance on all owned and all leased tangible personal and real property, including the Licensee Equipment, that it attaches to, places within or near AFDP or which it uses in the performance of its obligations under this Agreement against all risks of direct physical loss or damage in amounts adequate to cover the replacement value of such property, but subject to such deductibles as maintained in relation to other similar property of the Licensee;

b) Comprehensive General Liability Insurance against legal liability for bodily injury (including death), personal injury and property damage in an amount not less than Five Million ($5,000,000) Dollars per occurrence, such insurance to include coverage as additional insureds for the employees and agents of the Licensee with respect to the participation of those additional insureds in the performance of obligations or exercise of rights under this Agreement;

c) automobile liability insurance (standard non-owned automobile and standard owner's form automobile policies) in amounts not less than $1,000,000 per occurrence

d) errors and omissions insurance in an amount not less than Three Million ($3,000,000) Dollars per occurrence;

e) Workers Compensation coverage or employer's liability with respect to its employees that may be present within AFDP in the exercise of a right or the performance of an obligation of the Licensee under this Agreement; and

f) other insurance against such risks and in such amounts as agreed from time to time between the University and the Licensee.

Each of the foregoing policies will contain an undertaking by the insurer to notify the University in writing thirty (30) days prior to cancellation of or material change in any such policy.

6.4 Waiver of Subrogation — The Licensee on behalf of itself and anyone claiming through it by way of subrogation or otherwise releases and waives all claims against the University, its officers, employees, students, agents and contractors for loss or damage to personal or real property required to be insured against by the Licensee pursuant to Section 6.3 a) whether or not the claim arises as a result of the act, omission or negligence of the University, its officers, employees, students, agents or contractors. This release and waiver shall not be affected by the amount of insurance proceeds available to the Licensee, regardless of the reason for any deficiency in proceeds. The Licensee will ensure that the insurance policy referred to in Section 6.3 a) contains a waiver of subrogation endorsements as contemplated in this Section 6.4.

6.5 No Right of Licensee in University Insurance - Any insurance obtained by the University is for the sole benefit of the University and the Licensee has no interest therein and no waiver of subrogation or recourse is granted by the University to the Licensee.

6.6 Evidence of Coverage — The Licensee will, within 5 business days of the execution of this Agreement, and on an annual basis thereafter, provide to the University, certificates or other evidence of its insurance required in this Article 6.

6.7 Incident Reporting — The Licensee will provide the University with notice of any incident to its knowledge involving the Licensee that occurs within the Licensed Areas or **AFDP** that could result in a liability claim being made by a third party against the University as soon as reasonably possible but not later than 3 business days of the Licensee becoming aware of such incident.

6.8 Health Protection and Environmental Compliance - The Licensee will at its own cost comply with all laws, regulations and government orders or directions relating to its use, generation, manufacture, production, processing, storage, transportation, handling, release, disposal or clean-up of hazardous substances and the protection of the environment on, under or about the Licensed Areas. The term "hazardous substances" includes, without limitation, flammables, explosives, radioactive materials, hazardous chemicals or biologicals and waste or substances, petroleum and petroleum products and all substances, materials, goods or gases declared or listed to be hazardous or toxic under laws or regulations in force in the Province of Alberta and any additional substances, materials, goods or gases so categorized pursuant to the policies and procedures referred to in each of Section 5.1 b) and Section 5.1 c). The Licensee will not use or cause or permit to occur the generation, manufacture, production, processing, storage, handling, release, disposal or clean-up of, any hazardous substance on, under or about the Licensed Areas or AFDP or the transportation to or from the Licensed Areas or with AFDP of any hazardous substances except as specifically disclosed to and approved by the University and except in accordance with such policies and procedures referred to in each of Section 5.1 b) and Section 5.1 c) as are applicable thereto. Upon the demand of any governmental authority, or the University, that a clean-up be undertaken because of any deposit, emission, leak, spill, discharge or other release of hazardous substance that occurs during the Term on, under, about, at or from the Licensed Areas as a result of the actions or inactions of the Licensee, its officers, employees, agents or contractors the Licensee will at its own expense take all remedial action necessary to carry out a full and complete clean-up and will thereafter provide to the University an independent report or audit in form and substance and from qualified experts approved by the University acting reasonably, certifying such clean-up has been properly completed.

ARTICLE 7 — TERM AND TERMINATION

7.1 Term and Termination — The Term of the license granted pursuant to this Agreement commences as of the Effective Date, July 1, 2014, and continues for a period of ONE (1) year, expiring on June 30, 2015, unless terminated earlier by:

a) either party upon such written notice as is reasonable to the other in the event damage or destruction by fire or other casualty occurs with respect AFDP which will prevent the exercise by the Licensee of the rights granted pursuant to this Agreement substantially in accordance with the provisions hereof for a period exceeding ninety (90) days;

b) the University forthwith upon written notice if:

(i) the Licensee fails to observe or perform any term or condition to be observed or performed by it pursuant to this Agreement and the University determines that such failure creates a material safety or security risk to AFDP or its occupants;

(ii) the Licensee fails to observe or perform any term or condition to be observed or performed by it pursuant to a Non-disclosure Agreement referred to in Section 8.5 and the University determines that such failure creates a material risk to the confidential or proprietary nature of activities of one or more users of AFDP other than the Licensee; or

i) the Licensee does not rectify its failure to observe or perform any term or condition to be observed or performed by it pursuant to this Agreement other than referred to in Section 7.1 b) (i) within thirty (30) days of receipt of notice of such failure from the University.

7.2 University Performance of Licensee Obligations — If the Licensee fails to observe or perform any term or condition to be observed or performed by it pursuant to this Agreement the University may but is not obligated to perform such term or condition, including payment of monies, on behalf of the Licensee and upon demand of the University the Licensee will repay such monies to the University on demand together with interest accrued from the date such monies were expended by the University.

ARTICLE 8 — CONFIDENTIAL INFORMATION

8.1 Nature of AFDP — The Licensee acknowledges that:

a) the University and ARD promote and permit access to and use of AFDP not only by each of them but, in furtherance of the AFDP Goal, by others;

b) with the exception of the Licensee Exclusive Use Area the use by the Licensee of AFDP will be in close proximity to and within physical space shared with, and using AFDP Equipment used by, others;

c) there is a likelihood that in the exercise of its access and use rights to AFDP the Licensee and its officers, employees, agents and invitees may become aware of Confidential Information of the University or of others and vice versa; and

d) it is the obligation of the Licensee to organize its research activities within AFDP to protect its Confidential Information and the research being undertaken by it.

8.2 Non-disclosure — Confidential Information is:

a) information of the University or other users or occupants of AFDP acquired by the Licensee, its officers, employees, agents, contractors and other invitees either in writing, orally or through observation at AFDP including but not limited to data, reports, records and logs; and

b) information of the Licensee acquired by the University, its officers, employees, students, agents, contractors or other invitees (which in each of the foregoing cases excludes any other users or occupants of AFDP, including ARD) either in writing, orally or through observation at AFDP including but not limited to data, reports, records and logs.

The Licensee will keep, and will cause its officers, employees, agents, contractors and other invitees to keep confidential and not use or disclose Confidential Information of the University or other users or occupants of AFDP.

The University will keep, and will cause its officers, employees, students, agents, contractors or other invitees (which in each of the foregoing cases excludes any other users or occupants of AFDP, including ARD, and the officers, employees, agents, contractors or other invitees of such users or occupants), to keep confidential and not use or disclose Confidential Information of the Licensee.

8.3 Exclusion - The obligation of the University and the obligation of the Licensee contained in Section 8.2 will not apply to information which:

a) was in the prior possession of that party;

b) becomes a matter of public knowledge through no fault of that party;

c) is rightfully received by that party from a third party without a duty of confidentiality;

d) is disclosed by the other person whose information, activities, research or research results the recipient became aware of as contemplated in Section 8.1 c).

Notwithstanding any other provisions of Section 8.2, a party may disclose information if such disclosure is required by law including but not limited to applicable statute, regulation or other enactment or by lawful order of a court or administrative tribunal having jurisdiction provided it provides the other party with immediate notice of such requirement upon the first party's receipt of notice of the same.

8.4 **University Not Liable** — Notwithstanding any other term or condition of this Agreement the University will not be liable for any wrongful use or disclosure of Confidential Information of the Licensee unless that wrongful use or disclosure is authorized by the University.

8.5 **Further Non-disclosure Agreements** — If the University establishes the form of a multi-party non-disclosure or confidentiality agreement to be utilized by all occupants of AFDP, including ARD and the University, the Licensee will execute and deliver such agreement as a condition to the continuation of its access and use rights contained in this Agreement.

ARTICLE 9 — GENERAL PROVISIONS

9.1 **Gender** - Words importing the singular include the plural and vice versa, words importing one gender include all genders and words importing persons include firms and corporations and other legal entities and vice versa.

9.2 **Captions and Headings** - The captions and headings appearing in the Agreement are inserted to facilitate reference and have no bearing on the interpretation of its provisions.

9.3 **Severability** - If any part of this Agreement is void, prohibited or unenforceable, this Agreement will be construed as if such part had never been part of this Agreement. Notwithstanding the foregoing, this Section will not be interpreted as preventing a party from advancing a party's rights to claim frustration, or other similar remedy, if the portion of the Agreement which is determined to be void, prohibited or unenforceable deprives a party of substantially all of the benefit conferred to such party pursuant to this Agreement.

9.4 **Availability of Remedies** — The duties and obligations imposed by the Agreement and the rights and remedies available under the Agreement will be in addition to, and shall not operate in limitation of, any duties, obligations, rights and remedies otherwise imposed or available at law unless expressly so stated.

9.5 **Waiver** - No action or failure to act by a party will constitute a waiver of any right or duty of that party under the Agreement except as specifically agreed to in writing.

9.6 **Governing Law and Attornment** — The laws in force in the Province of Alberta will govern the interpretation of this Agreement and the parties attorn to the exclusive jurisdiction of the courts in the Province of Alberta.

9.7 **Survival** — Any provisions of this Agreement which, expressly or by their nature, extend beyond the termination of the Term, will survive any termination of the Term or of this Agreement.

9.8 **Counterparts** —This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Counterparts may be executed either in original

or faxed form and the parties will adopt any signatures received by a receiving fax machine as original signatures of the parties.

9.9 No Partnership or Joint Venture - Nothing contained in this Agreement is intended to create, or is to be construed as creating, a partnership or joint venture of any kind and each party is individually responsible for the performance of its obligations.

9.10 No Ability to Bind the Other — No party has the right, unless expressly otherwise provided in this Agreement, to bind the other with respect to any matter.

9.11 No Assignment — The rights of the parties in this Agreement are personal and neither may transfer or assign all or any portion of its interest in this Agreement without the express written consent of the other.

9.12 Joint and Several Obligations — In the event that the Licensee should be comprised of more than one entity, then the obligations of the Licensee in this Agreement shall be the joint and several obligations of each entity.

9.13 Notices - All notices including requests, demands, invoices and other communications pursuant to this Agreement will be in writing and will be deemed to have been given only if personally delivered or mailed by prepaid registered mail or faxed:

To the University at:
University of Alberta, Agri-Food Discovery Place
6020-118 Street
Edmonton, Alberta, Canada
T6G 2E1

Attention: Executive Director, AFDP
Fax: (780) 492-4346

With a copy to:
Real Estate Services
University of Alberta
1-050 Lister Centre
Edmonton, Alberta, Canada
T6G 2H6

Attention: Director, Real Estate Services
Fax: (780) 492-7032

To the Licensee at:
BioLargo Water Inc.
c/o Dr. Richard H. Smith, PhD., President and CEO
6020 — 118 Street NW
Edmonton, Alberta, Canada
T6H 2V8

Phone: (949) 643-9540
Cell: (780) 233-6523

Any notices personally delivered in the manner set out herein will be deemed given when personally delivered and any notices mailed in the manner set out below will be deemed given on the third (3rd) business day following the day of mailing (in the absence of postal disruptions) and any notices faxed will be deemed given on the business day following the day of faxing. Either party may from time to time, by proper notice, change its address by notice to the other.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Signed on behalf of:

THE GOVERNORS OF THE UNIVERSITY OF ALBERTA

Signature of Authorized Officer

R. Craig Moore
Printed Name of Authorized Officer

Director, Real Estate Services
Position of Authorized Officer

BIOLARGO WATER INC.

Signature of Authorized Officer

Richard H. Smith
Printed Name of Authorized Officer

President and CEO
Position of Authorized Officer

Schedule A

[map]

Schedule B
Licensee Equipment

1. **The** Licensee may, at his own expense, install equipment

(referred to hereafter as the "Licensee Equipment") in the Licensee Exclusive Use Area, provided the Licensee has first obtained the University's permission to install such equipment.